As filed with the Securities and Exchange Commission on April 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	22-2477875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 2930

New York, New York 10119

(Address, including zip code of registrant’s principal executive offices)

VALLEY NATIONAL BANCORP 2023 INCENTIVE COMPENSATION PLAN

(Full title of the Plans)

Gary G. Michael

Executive Vice President & General Counsel

Valley National Bancorp

One Penn Plaza, Suite 2930

New York, New York 10119

(973) 305-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Not filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.*

Not filed with this Registration Statement.

*	All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Documents Incorporated By Reference.

The following documents filed by Valley National Bancorp (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on January 24, 2023, March 8, 2023 and April 5, 2023.

(c)	The information in the Definitive Proxy Statement for Valley National Bancorp’s 2023 Annual Meeting of Shareholders filed with the SEC on March 10, 2023 that is incorporated by reference into Valley National Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(d)	The description of Valley National Bancorp’s common stock which is contained in Valley National Bancorp’s registration statement on Form 8-A filed with the SEC on October 9, 2018, and any amendment or report filed for the purpose of updating such description.

In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated herein by reference and are a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Information in Current Reports on Form 8-K furnished to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior, on or subsequent to the date hereof will not be incorporated herein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification. Article VI of the Company’s certificate of incorporation provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had No reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the New Jersey Superior Court or the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VII of the Company’s certificate of incorporation provides:

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by the Company in 1987.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Gary G. Michael, Executive Vice President, General Counsel and Corporate Secretary of the Company (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Gary G. Michael (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page hereto)

99.1	Valley National Bancorp 2023 Incentive Compensation Plan *

107	Filing Fee Table (filed herewith)

*	Incorporated by reference to Appendix C of the proxy statement for the Annual Meeting of Valley Shareholders (Commission File No. 001-11277) filed by Valley under the Securities Exchange Act of 1934, as amended, on March 10, 2023.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Wayne, State of New Jersey, on the 25th day of April, 2023.

VALLEY NATIONAL BANCORP

By:	/s/ Gary G. Michael
Name:	Gary G. Michael
Title:	Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ira Robbins, Michael D. Hagedorn and Gary G. Michael as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ira Robbins	Chairman, President and Chief Executive Officer	April 25, 2023
Ira Robbins

/s/ Michael D. Hagedorn	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 25, 2023
Michael D. Hagedorn

/s/ Mitchell L. Crandell	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 25, 2023
Mitchell L. Crandell

/s/ Andrew B. Abramson	Director	April 25, 2023
Andrew B. Abramson

/s/ Peter J. Baum	Director	April 25, 2023
Peter J. Baum

/s/ Eric P. Edelstein	Director	April 25, 2023
Eric P. Edelstein

/s/ Dafna Landau	Director	April 25, 2023
Dafna Landau

/s/ Marc J. Lenner	Director	April 25, 2023
Marc J. Lenner

/s/ Peter V. Maio	Director	April 25, 2023
Peter V. Maio

/s/ Avner Mendelson	Director	April 25, 2023
Avner Mendelson

/s/ Suresh L. Sani	Director	April 25, 2023
Suresh L. Sani

/s/ Lisa J. Schultz	Director	April 25, 2023
Lisa J. Schultz

/s/ Jennifer W. Steans	Director	April 25, 2023
Jennifer W. Steans

/s/ Jeffrey S. Wilks	Director	April 25, 2023
Jeffrey S. Wilks

/s/ Dr. Sidney S. Williams, Jr.	Director	April 25, 2023
Dr. Sidney S. Williams, Jr.